Ramco-Gershenson Properties Trust
31500 Northwestern Highway
Suite 300
Farmington Hills, Michigan 48334
Phone: (248) 350-9900
Fax: (248) 350-9925
NYSE: RPT
EXHIBIT 99.1

Contact:	Dennis Gershenson, President & CEO or Richard Smith, CFO	FOR IMMEDIATE RELEASE
PHONE:	(248) 350-9900
FAX:	(248) 350-9925
Ramco-Gershenson Properties Trust Reports Results for Second Quarter 2005
Financial Results for the Quarter Ended June 30, 2005:
•	Diluted FFO per share of $0.63, a 10.5% increase over 2004

•	Diluted FFO of $12.6 million, an 11.3% increase over last year

•	Total revenues of $37.9 million, a 25.5% increase

•	Diluted EPS from continuing operations of $0.15

•	Regular quarterly dividend of $0.4375 per common share paid July 1, 2005
Operating Highlights for the Quarter Ended June 30, 2005:
•	Acquired 276,000 square foot Home Depot anchored power center in Livonia, Michigan as part of Joint Venture with Clarion Lion Properties Fund

•	Signed two major leases for its River City Marketplace Development in Jacksonville, Florida

•	Commenced two new redevelopment projects in Tennessee

•	Opened 28 new non-anchor stores at rental rates 13.4% above portfolio average rents

•	Opened two new anchor stores at rental rates 54.8% above portfolio average rents

•	Same Center Net Operating Income increase of 6.3%

•	Debt to Market Capitalization Ratio of 50.5%
FARMINGTON HILLS, Mich., August 4, 2005 – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the second quarter and six months ended June 30, 2005.
Financial Results
For the three months ended June 30, 2005, diluted Funds from Operations (FFO) increased 11.3% or $1,279,000 to a total of $12,554,000 compared with $11,275,000 for the three months ended June 30, 2004. On a per share basis FFO per diluted share increased 10.5%, or $0.06, to $0.63 in 2005, compared with $0.57 in 2004. Total revenues increased 25.5% or $7,697,000, to a total of $37,925,000, compared with $30,228,000 in 2004. Net income increased 15.0% or $541,000 to a total of $4,139,000, compared with $3,598,000 in 2004. Diluted earnings per share from continuing operations decreased 6.25%, or $0.01, to $0.15, compared to $0.16 in 2004. The decrease in diluted earnings per share was the result of an increase in preferred dividends paid over last year reducing net income available to common shareholders.
For the six months ended June 30, 2005, diluted Funds from Operations increased 10.2% or $2,268,000 to a total of $24,456,000 compared with $22,188,000 for the six months ended June 30, 2004. On a per share basis FFO per diluted share increased 10.8% or $0.12 to $1.23 in 2005 compared with $1.11 in 2004. Total revenues increased 24.2% or $14,838,000, to a total of $76,229,000 compared with $61,391,000 in 2004. Net income increased 13.1% or $1,048,000 to a total of $9,050,000, compared with $8,002,000 in 2004. Diluted earnings per

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 1
share from continuing operations decreased 10.5%, or $0.04, to $0.34, compared to $0.38 in 2004. The decrease in diluted earnings per share was the result of an increase in preferred dividends paid over last year reducing net income available to common shareholders.
“We are pleased with our solid financial results for the quarter and we are on track with our business plan for the year,” said Dennis Gershenson, President and Chief Executive Officer. “We continue to acquire assets in a very competitive market for our joint venture with ING Clarion, the results of our leasing efforts remain robust for our existing centers as well as shopping centers under development and we continue to capitalize on value-added opportunities that exist within our core portfolio, evidenced by the initiation of two additional redevelopment projects this quarter. As a result of our productive three months and the business opportunities on the horizon, we remain bullish about our prospects.”
Operating Highlights
Acquisitions
In May, the Company purchased a 276,000 square foot Home Depot anchored shopping center in Livonia, Michigan as part of its $450 million joint venture with the Clarion Lion Properties Fund (“the Venture”). This is the tenth asset to be purchased by the Venture in less than six months, bringing the total investment in shopping centers acquired to $319.4 million or over 70.0% of the total venture commitment. The centers comprise over 2.1 million square feet of gross leasable area. To date, the Company has contributed $42.2 million of its planned $54.0 million equity commitment to the Venture.
Development Joint Ventures
During the quarter, the Company made substantial progress on its River City Marketplace development in Jacksonville, Florida, executing leases with Wallace Theaters in 54,298 square feet, Petsmart in 20,087 square feet and Johnny Carino’s in 6,332 square feet as well as several smaller tenant leases. The Company entered into a construction and mezzanine loan agreement in the amount of $58.8 million to finance the construction of this development. The loan facility carries a variable interest rate and matures in three years with two one year extensions available. The River City Marketplace development is proceeding with an anticipated first phase opening during the second quarter of 2006. As of June 30, 2005, the Company had spent $47.6 million on its three development projects currently in progress. The unconsolidated developments, which include Beacon Square and Gaines Marketplace as well as the River City Marketplace, have an estimated total project cost of $87.7 million and encompass over 1.6 million square feet of retail space. The Company expects Beacon Square and Gaines Marketplace to be completed prior to year-end.
Asset Management
During the quarter, the Company completed the redevelopment of two of its shopping centers. At Taylors Square in Taylors, South Carolina, the Company expanded a conventional Wal-Mart in 133,624 square feet to a 207,454 square foot Supercenter. The shopping center is presently 97.5% leased. Also completed during the quarter was the redevelopment of the Indian Hills shopping center in Calhoun, Georgia. At this center, Wal-Mart had closed their store and sub-let a portion of their premises. The Company has since terminated the Wal-Mart lease and filled the balance of the space with a 25,200 square foot Goody’s Department Store. The Company also commenced two new additional redevelopment projects during the quarter, one at the Highland Square shopping center in Crossville, Tennessee and the other at Tellico Plaza in Lenoir City, Tennessee. Phase two of the Highland Square redevelopment was started with the

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 2
inclusion of a Peebles department store in 20,000 square feet. Peebles will join the newly expanded Kroger Supermarket, which was expanded from 49,204 square feet to 63,000 square feet. Peebles is expected to open during the third quarter of 2005. In addition, the Company has signed a lease at Tellico Plaza for a Dollar General Market in approximately 29,000 square feet. Dollar General Market is a new concept for the Dollar General Company and will feature an expanded food section including fresh produce and meats in addition to the merchandise normally carried by conventional Dollar General stores. The Tellico store will be part of the first wave of thirty new markets slated for opening this year. These two new redevelopments as well as four redevelopments currently in progress have an estimated project cost of $18.5 million.
During the quarter, the Company opened 28 new non-anchor stores, at an average base rent of $16.35 per square foot, an increase of 13.4% over portfolio average rents. The Company also opened 2 new anchor stores at an average base rent of $10.85 per square foot, a 54.8% increase over average rents paid by anchor tenants. In addition, the Company renewed 19 non-anchor leases, at an average base rent of $14.52 per square foot. For the three month period ended June 30, 2005 compared to the three month period ended June 30, 2004, same center net operating income increased 6.3%, excluding joint ventures. At quarter end, the portfolio was 92.7% leased, compared to 92.4% at June 30, 2004.
Debt and Market Capitalization
Total capitalization as of June 30, 2005 was approximately $1.3 billion. Total debt for the quarter was $678.6 million with an average interest rate of 6.2% and an average maturity of 39 months. Debt to market capitalization at the end of the quarter was 50.5%.
Dividend
On July 1, 2005, the Company paid a second quarter common share cash dividend of $0.4375 per share to its shareholders of record on June 20, 2005, based on an annual dividend of $1.75 per share. In addition, a second quarter dividend of $0.5938 per Series B cumulative redeemable preferred share and a second quarter dividend of $0.5664375 per Series C cumulative convertible preferred share were paid on July 1, 2005, to shareholders of record on June 20, 2005.
Guidance and Conference Call Information
As announced previously, the Company estimates that 2005 annual diluted FFO per share to be between $2.39 and $2.44. It also expects earnings per diluted common share to be between $0.71 and $0.75.
Ramco-Gershenson will host a live broadcast of its 2nd Quarter conference call on August 2, 2005 at 9:00 a.m. eastern time, to discuss its financial results and 2005 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no pass code needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, pass code 7381451 (for one week).
Ramco-Gershenson Properties Trust has a portfolio of 81 shopping centers totaling approximately 17.7 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 3
(REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company’s filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company’s properties are located, the performance of tenants at the Company’s properties as well as other factors.

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 4
RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
	(Unaudited)
REVENUES:
Minimum rents	$25,145	$21,803	$50,272	$43,099
Percentage rents	99	33	465	483
Recoveries from tenants	9,549	7,734	20,393	16,460
Fees and management income	1,521	146	2,738	613
Other income	1,611	512	2,361	736

Total revenues	37,925	30,228	76,229	61,391

EXPENSES:
Real estate taxes	4,770	3,968	9,460	7,839
Recoverable operating expenses	5,027	4,200	10,947	9,314
Depreciation and amortization	8,800	6,497	16,495	12,798
Other operating	412	406	882	764
General and administrative	3,869	2,604	7,588	5,279
Interest expense	10,803	8,041	21,134	15,796

Total expenses	33,681	25,716	66,506	51,790

Income from continuing operations before loss on sale of real estate assets, minority interest and earnings from unconsolidated entities	4,244	4,512	9,723	9,601
Loss on sale of real estate assets	(1)	(284)	(4)	(284)
Minority interest in operating partnership	(751)	(648)	(1,600)	(1,417)
Earnings from unconsolidated entities	647	18	931	87

Income from continuing operations	4,139	3,598	9,050	7,987

Income from discontinued operations, net of minority interest	—	—	—	15

Net income	4,139	3,598	9,050	8,002
Preferred stock dividends	(1,664)	(892)	(3,328)	(1,486)

Net income available to common shareholders	$2,475	$2,706	$5,722	$6,516

Basic earnings per share:
Income from continuing operations	$0.15	$0.16	$0.34	$0.39
Income from discontinued operations	—	—	—	—

Net income	$0.15	$0.16	$0.34	$0.39

Diluted earnings per share:
Income from continuing operations	$0.15	$0.16	$0.34	$0.38
Income from discontinued operations	—	—	—	—

Net income	$0.15	$0.16	$0.34	$0.38

Basic weighted average shares outstanding	16,836	16,821	16,833	16,810

Diluted weighted average shares outstanding	16,880	16,999	16,878	17,016

COMPREHENSIVE INCOME
Net income	$4,139	$3,598	$9,050	$8,002
Other comprehensive income :
Unrealized gains (losses) on interest rate swaps	(111)	1,362	133	1,090

Comprehensive income	$4,028	$4,960	$9,183	$9,092

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 5
Ramco-Gershenson Properties Trust
Calculation of Funds from Operations(1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net Income	$4,139	$3,598	$9,050	$8,002
Depreciation and amortization expense	9,326	6,518	17,157	12,850
Loss (Gain) on sale of depreciable property	2	1,403	(23)	1,403
Minority interest in partnership:
Continuing operations	751	648	1,600	1,417
Discontinued operations	—	—	—	2

Funds from operations	14,218	12,167	27,784	23,674
Preferred stock dividends	(1,664)	(892)	(3,328)	(1,486)

Funds from operations available to common shareholders...	$12,554	$11,275	$24,456	$22,188

Weighted average equivalent shares outstanding, diluted...	19,809	19,928	19,808	19,945

Funds from operations available for common shareholders, per diluted share	$0.63	$0.57	$1.23	$1.11

(1)	Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

RAMCO-GERSHENSON PROPERTIES TRUST
ADD 6
RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(Unaudited)
	(In thousands, except per
	shareshare amounts)
ASSETS
Investment in real estate, net	$943,331	$951,176
Cash and cash equivalents	18,805	15,045
Accounts receivable, net	29,324	26,845
Equity investments in unconsolidated entities	46,514	9,182
Note receivable from unconsolidated entity	7,047	—
Other assets, net	38,635	41,530

Total Assets	$1,083,656	$1,043,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$678,648	$633,435
Accounts payable and accrued expenses	34,086	30,003
Distributions payable	10,312	9,963

Total Liabilities	723,046	673,401
Minority Interest	39,336	40,364

SHAREHOLDERS’ EQUITY
Preferred Shares of Beneficial Interest, par value $.01, 10,000 shares authorized:
9.5% Series B Cumulative Redeemable Preferred Shares; 1,000 shares issued and outstanding, liquidation value of $25,000	23,804	23,804
7.95% Series C Cumulative Convertible Preferred Shares; 1,889 shares issued and outstanding, liquidation value of $53,837	51,741	51,741
Common Shares of Beneficial Interest, par value $.01, 45,000 shares authorized; 16,838 and 16,829 issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	168	168
Additional paid-in capital	342,856	342,719
Accumulated other comprehensive income	353	220
Cumulative distributions in excess of net income	(97,648)	(88,639)

Total Shareholders’ Equity	321,274	330,013

Total Liabilities and Shareholders’ Equity	$1,083,656	$1,043,778

For more information on Ramco-Gershenson Properties Trust visit the Company’s
Website at: www.rgpt.com
*******